Exhibit 10.36

ZAPATA ENTERPRISE SOLUTION SUBSCRIPTION AGREEMENT

ORDER FORM

This order form (“Order Form”) references and is governed by the terms of the Zapata Enterprise Solution Subscription Agreement (the “Agreement”) between the Parties, dated February 10, 2022. It is entered into on the date of the last signature below and effective as of the Order Form Effective Date designated below, by and between Zapata Computing Holdings, Inc. f/k/a Zapata Computing, Inc. (“Zapata” or “Zapata AI”), and Andretti Autosport Holding Company, LLC f/k/a Andretti Autosport Holding Company, Inc. (“Andretti”, “Andretti Autosport” or “Customer”). The Parties acknowledge and agree that the provisions of the Agreement will apply to this Order Form as though such provisions were set forth herein in their entirety. All capitalized terms not otherwise defined herein will have the meanings ascribed to them in the Agreement.

Order Form Term: Order Form Effective Date through and including December 31, 2024, unless earlier terminated pursuant to the terms and conditions of the Agreement.

Order Form Effective Date: January 1, 2024

ZAPATA AI ENTERPRISE SOLUTION	REFERENCE	CHARGES
Setup Database Enterprise Solution Services (v1.0)	Appendix A below	Charges and 2024 payment schedule below
Orquestra Technology – Platform Access

Zapata AI Enterprise Solution

Subject to Zapata’s payment of the Sponsorship Fee to Andretti Autosport 1, LLC, a subsidiary of Andretti Autosport, pursuant to the Sponsorship Agreement between Zapata Computing Holdings, Inc. and Andretti Autosport 1, LLC effective April 1, 2024 and the other terms and conditions of the Agreement, the Charges are due and payable in advance on the following schedule:

Due Date	Payment to Zapata (USD)
August 1, 2024	$333,333.34
October 1, 2024	$333,333.33
December 2, 2024	$333,333.33

ADDITIONAL TERMS: The Terms and Conditions are modified by the addition or amendment in full of clauses as follows:

Clause 6.1 of the Agreement: Travel-related expenses for the delivery of the Enterprise Solution Services, as well as other third-party costs and out-of-pocket expenses (e.g., hardware access, hosting, cloud service charges for pre- and post-processing and charges of hardware vendor), each as mutually approved by the Parties in writing in advance, will incur additional Charges as set forth below and in the Terms and Conditions.

Additional Terms for Setup Database Enterprise Solution Services (v1.0) are attached hereto as Appendix A, which is incorporated herein and made a part of this Order Form.

Appendix A

Additional Terms for Setup Database Enterprise Solution Services (v1.0)

This Appendix A sets forth the provision of Setup Database Enterprise Solution Services (v1.0) by Zapata AI for the benefit of Andretti Autosport as specified below. Unless otherwise specified in Appendix A, the capitalized term used in this Appendix shall have the meaning set forth in the Order Form and Agreement.

Scope of Functionality for Setup Database Enterprise Solution Services (v1.0)

Setup Database Enterprise Solution Services (v1.0) is a solution consisting of a desktop application and a server application designed to enable Andretti Autosport users to access, modify, and add new setup entries and their associated metadata (outings) and manage the database of such outings. The following is the scope of features and operational benefits this software includes for v1.0 as deployed:

1.	Seamless compatibility and support across multiple Andretti race series and years/seasons:

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It can be used for any of Andretti Autosport’s racing series and teams – e.g., INDYCAR, INDY NXT, Formula E, Extreme E, IMSA Sportscar, Super Copa, Supercars across different years and race seasons, as well as support for future race series such as Formula 1 or NASCAR.

2.	Outings:

•	Comprehensive outing management with real-time sorting, searching, and integrated operations for outing creation, modification and validation.

3.	User Authentication with Role-based Access Control:

•	Secure login mechanisms with role-based access control to ensure that sensitive operations and data are protected and accessible only to authorized users.

4.	Three-way Syncing:

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Enables seamless, real-time synchronization of application states between a local truck server (e.g., RACC) and a remote cloud instance, allowing the desktop application to connect to either backend for consistent data access or updates.

5.	Dynamic Layout from UI Schema:

•	Automatically build/display page with forms from a defined UI JSON schema.

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6.	Offline Editing:

•	Allows the Customer to make changes offline, which will later sync when the client comes online.

7.	Conflict Resolution Based on Roles:

•	Automatically handles and corroborates situations where multiple users are making changes in the application concurrently/at the same time.

8.	Telemetry Integration:

•	Integrates real-time telemetry data.

9.	Parts Store:

•	Supports functionality for management of parts.

10.	Software Compatibility:

•	The application will be compatible with Windows 10.

Scope of Responsibility for Zapata AI:

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In order to develop and deliver the Setup Database Enterprise Solution Services (v1.0) according to the in-scope functional specifications described above (see “Scope of Functionality”), Zapata will provide two fully dedicated, day-to-day engineering resources (one back-end and one front-end engineer), along with additional specialized engineering support throughout the code build/development phase, as well as project management and executive support.

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Delivery of the solution/application code: The development/build phase of the project will run from Order Form Effective Date to May 31st, 2024. The code for both desktop and server applications will be delivered in a Github repository managed by the Customer team. Complete v1.0 of the solution application and code will be delivered by May 31st, 2024 (the “Delivery Date”). This Delivery Date is subject to and contingent upon all Customer data integration tasks being completed before this date (see “Scope of Responsibility for Andretti Autosport”). Any delays incurred in the delivery of Customer’s data integration tasks may result in a delay the Delivery Date.

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Deployment of the desktop application: Zapata AI will work with Customer to ensure the desktop application can be built for the supported platforms by the Delivery Date. Customer will need to deploy the desktop application to their user ecosystem.

•	Deployment of the server application: The server application will be deployed to both “andretti1.orquestra.io” and “racc1.orquestra” by the Delivery Date.

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Zapata AI will work with the Customer team to ensure the installation functions as designed, and will receive written confirmation of the delivery by the project technical point of contact as designated by the Customer.

•	Zapata AI will provide Customer access to project management and support through platform tools (e.g., Jira) to track progress and documentation throughout the Order Form Term.

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Zapata AI will provide weekly written updates on project status and progress to Customer stakeholders until the successful completion and delivery of Setup Database Enterprise Solution Services (v1.0). After that point, Zapata AI will provide bi-weekly updates on solution/application management support activities (see below).

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After the successful development and deployment of Setup Database Enterprise Solution Services (v1.0), Zapata AI will provide ongoing and additional support services for the application, up to 80 hours of engineering support per month as needed, from June 1st until the expiration of this Order Form Term (the remaining term of this Order Form). This time will be used to:

•	Support Customer’s onboarding of engineering resources in the solution application.

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Support Agile (as defined below) implementation of updates, specifically bug fixes and feature enhancements, at the pace enabled by the time dedication described above (up to 80 hours per month as needed) and availability of Customer’s technical resources.

•	Zapata AI’s support services include the following procedures and commitments:

•	Support services will be managed through the same Jira board used to manage the solution application’s implementation.

•	Requests for onboarding support and updates will be made through the Jira board provided by Zapata AI via Jira issues.

•	Zapata AI’s response time to Customer will be 24 business hours for critical issues, and 48 business hours for non-critical issues.

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Responding to an issue involves formulating a task or series of tasks to address the issue. The response will be documented on the Jira board. The time required to implement the tasks depends on the nature of the issue. Ongoing communication between Zapata AI and Customer technical resources is critical to address any issues that may arise.

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A weekly meeting cadence with Customer’s engineering/technical point of contact will be established to review status of the Jira board and plan activities related to the development/build and implementation phase of the project (before delivery of v1.0 solution application by May 31st), and with the Zapata AI technical support team (after the delivery of v1.0).

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The Customer team will deploy new versions of the applications as it determines necessary and/or appropriate in its sole and absolute discretion. Zapata AI engineers and technical resources are available for future development for additional functionality and version releases beyond v1.0 solution application, but future versions and development will require additional scoping discussions, change order(s), new commercial arrangements, and/or agreement extensions.

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Zapata AI is not responsible or liable for technical or functionality issues caused by improper use and/or modification of the solution application v1.0 code by the Customer’s team, as well as compatibility issues with unsupported platforms, or other unforeseen technical issues or failures due to hardware malfunctions.

Scope of Responsibility for Andretti Autosport:

Customer will designate a technical/engineering point of contact responsible for communicating with the Zapata AI team throughout the development/build, deployment, and post-deployment phases of the project. This resource will ensure that the Customer’s engineers and other technical resources are available to collaborate and work alongside Zapata AI engineers. The Customer engineers are responsible for the following tasks, which are necessary for completion and delivery of Setup Database Enterprise Solution Services (v1.0) by the Delivery Date above:

•	Providing detailed requirements to Zapata AI’s engineers

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Customer data integration tasks: integrating Customer data into the Setup Database Enterprise Solution Services (v1.0) application (e.g., telemetry data and parts store) and conducting corresponding testing. These tasks are expected to be completed by May 20th, 2024.

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•	The installation/deployment of the desktop application in necessary Customer equipment and onboarding other Customer engineers.

Customer engineers and technical resources may provide additional support on other project and delivery tasks, based on their availability.

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Summary of Enterprise Solution – Platform Access:

ORQUESTRA® TECHNOLOGY

Orquestra Subscription – Orquestra Cloud + Edge

Deployment, Maintenance, and Support:

Orquestra Cloud Hosted by Zapata AI

Orquestra Edge installed on Customer hardware

Hosting and Runtime:

Cloud/hosting and connectivity fees for access to Orquestra Cloud to be billed as incurred

Project Management & Governance

Agile Approach to Enterprise Solution Development

Zapata AI follows an agile approach to the development of its solutions. Agile methodologies are a set of principles for software development under which requirements and solutions evolve through the collaborative effort of self-organizing and cross-functional teams. Agile advocates for adaptive planning, evolutionary development, early delivery, and continual improvement, and it encourages rapid and flexible responses to change. These methodologies focus on keeping the process lean and minimizing waste, which involves breaking down the project into small, manageable units known as sprints or iterations, allowing for frequent reassessment and adaptation of plans.

In alignment with our commitment to Agile methodologies, this project delivery methodology delineates a structured yet iterative, flexible approach throughout project phases. This requires fostering an environment of ongoing collaborative innovation between the Zapata AI team and Customer’s technical and subject matter experts.

Project Management Approach

The joint team of Customer and Zapata AI’s data science and engineering teams will work towards achieving the objectives in this Order Form. Customer and Zapata AI will each designate one (1) person to be the project manager and primary, day-to-day point of contact. Customer will provide expertise in and access to the underlying Andretti Materials, in addition to appropriate subject matter experts and personnel and other information necessary for all purposes hereunder. In addition, Customer will provide access to or provisioning of necessary network components for purposes of data ingestion and integration. Zapata AI will provide data scientists and engineers for all purposes hereunder. The Parties agree that, among other things, to conduct collaborative work between the Zapata AI and Customer teams Zapata AI data scientists and/or engineers at times will conduct in-person working sessions or will be embedded in the operations Customer considers appropriate to gather necessary information, write and develop code, get access to data or obtain live feedback from Customer engineers and technical staff.

Customer and Zapata AI will conduct regular check-ins (weekly, bi-weekly, monthly) with all personnel necessary to provide or participate in timely feedback and iteration throughout project phases. These meetings may take numerous forms—including working or training sessions, project updates, or informal reviews of progress, risks, and findings. In addition, both Parties anticipate more comprehensive review meetings with all applicable stakeholders as needed based on work performed. At various times during the project, Zapata AI recommends organizing in-person workshops (1-2 days) with full-time dedication from Customer subject matter and technical experts to accelerate the delivery of project tasks.

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Acknowledgment of Potential Additional Business Needs

The Parties recognize and understand that due to the long-term nature of this Agreement, the Parties may encounter and identify additional (not reduced) needs that may arise within the this Order Form Term that are consistent with the mutual goals hereof. In such case, the Parties agree to work in good faith to address these additional business needs and, if necessary, modify or amend via Change Order the terms hereof, or of applicable work projects consistent with the original purpose of this Agreement.

The Parties have caused their authorized representatives to execute this Order Form below.

Zapata Computing Holdings, Inc. f/k/a		Andretti Autosport Holding Company, LLC f/k/a
Zapata Computing, Inc.		Andretti Autosport Holding Company, Inc.

By:	/s/ Jon Zorio	By:	/s/ J-F Thormann
Name:	Jon Zorio	Name:	J-F Thormann
Title:	Chief Revenue Officer	Title:	President
Date:	March 28, 2024	Date:	March 28, 2024

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